Exhibit 99.1

Total and Tellurian sign HOA for equity investment in Driftwood and 2.5 mtpa LNG;

Execute common stock purchase agreement for additional investment in Tellurian

Houston, April 2, 2019 -- Tellurian Inc. (Tellurian) (NASDAQ: TELL) and Total S.A. (Total) announced today that the two companies have signed a Heads of Agreement (HOA) for Total to make a $500 million equity investment in the integrated Driftwood project and to purchase one million tonnes per annum (1 mtpa) of liquefied natural gas (LNG) from Driftwood.

In addition, the HOA specifies that Tellurian and Total will enter into a sales and purchase agreement (SPA) for a further 1.5 mtpa of LNG from Tellurian Marketing’s LNG offtake volumes from the proposed Driftwood LNG export terminal. The SPA will be for the purchase of LNG free on board (FOB) for a minimum term of 15 years, at a price based on the Platts Japan Korea Marker (JKM).

Tellurian and Total have also executed a common stock purchase agreement pursuant to which Total will purchase approximately 19.87 million shares of Tellurian common stock for $200 million, subject to certain closing conditions in particular the Driftwood project FID. Including Total’s original $207 million investment in Tellurian in 2017, Total’s aggregate investment within the Tellurian portfolio will amount to $907 million.

The common stock purchase agreement specifies that Tellurian Marketing will purchase equity interests in Driftwood, which Tellurian intends to fund with a private equity financing at the Tellurian Marketing level.   Tellurian anticipates that the equity interest will represent 2 mtpa of LNG purchases and that after full construction of the ~27.6 mtpa Driftwood LNG terminal, Tellurian Marketing will receive ~13.6 mtpa of LNG from Driftwood.

President and CEO Meg Gentle said, “Total is a premier global natural gas production and trading company and will manage a portfolio of 40 mtpa of LNG by 2020. Our partnership with Total began before the inception of Tellurian, when Total endorsed a new business model for U.S. LNG. We look forward to consistently delivering on our development plan for Driftwood LNG and the integrated network, beginning construction on the largest privately funded infrastructure project in the U.S., and producing low-cost, reliable natural gas as we dedicate LNG to reduce urban pollution and transition to a low-carbon economy.”

Patrick Pouyanné, Total’s Chairman and CEO said, “The cost to produce natural gas in the U.S. continues to fall, as the engine of American innovation finds more efficient ways to apply technology to producing its vast energy resources. The Tellurian team has an established track record of developing and constructing energy infrastructure on time and at the lowest cost.  We look forward to joining the Driftwood partnership and continuing to invest in our LNG portfolio to provide flexible, reliable, and low-cost LNG to our global customers.”

The Driftwood project includes natural gas production, gathering, processing and transportation facilities, along with Driftwood LNG, a proposed ~27.6 mtpa liquefaction export facility that will be located near Lake Charles, Louisiana on the U.S. Gulf Coast. Driftwood LNG and Driftwood Pipeline have received the final Environmental Impact Statement (EIS) and are expected to begin construction this year, deliver first LNG in 2023 with full operations in 2026.

1201 Louisiana Street Suite 3100   |   Houston, TX 77002   |   TEL + 1 832 962 4000   |   www.tellurianinc.com

About Tellurian Inc.

Tellurian was founded by Charif Souki and Martin Houston and is led by President and CEO Meg Gentle. Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG trading, and infrastructure that includes an ~27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the Nasdaq Capital Market under the symbol “TELL.”

For more information, please visit www.tellurianinc.com

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CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed”, “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, development plan and other aspects of the Driftwood project, a potential equity investment by Total in the Driftwood project and Tellurian, the parties’ ability to enter into definitive agreements on terms contemplated by the HOA, the parties’ negotiation of the terms of an SPA involving the purchase of offtake capacity at the proposed Driftwood LNG export terminal, the parties’ ability to close the transactions contemplated by the common stock purchase agreement, and  Total’s pro forma ownership and aggregate investment in Tellurian. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2018, and other Tellurian filings with the Securities and Exchange Commission, all of which are incorporated by reference herein. There can be no assurance that Tellurian and Total will enter into definitive agreements on the terms contemplated by the HOA or at all or that Total’s potential equity investment in Driftwood Holdings or Tellurian will be completed. The final investment decision to construct the Driftwood LNG export terminal (FID) is subject to the completion of financing arrangements that may not be completed within the time frame expected or at all. Achieving FID will require substantial amounts of financing in addition to that contemplated by the HOA, the common stock purchase agreement and related agreements, and Tellurian believes that it may enter into discussions with potential sources of such financing and Total in order to achieve commercial terms acceptable to all parties. Accordingly, the definitive agreements contemplated by the HOA, if entered into, may have terms that differ significantly from those set forth in the HOA. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Tellurian contacts

Media: Joi Lecznar SVP Public Affairs and Communication Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Amit Marwaha Director, Investor Relations Phone +1.832.485.2004 amit.marwaha@tellurianinc.com

1201 Louisiana Street Suite 3100   |   Houston, TX 77002   |   TEL + 1 832 962 4000   |   www.tellurianinc.com